Exhibit D
                                TRUST AGREEMENT

         This Agreement is made this 17th day of March, 2000 (the "Agreement"), between and among Larch, LLC, having an address at 100 South Bedford Road, Mt. Kisco, New York 10549 ("Larch"), Cyprus, LLC, having an address at 100 South Bedford Road, Mt. Kisco, New York 10549 ("Cyprus") (together, the "Applicants"), and Honorable Robert L. Clifford, having an office at 1300 Mt. Kemble Avenue, P.O. Box 2075, Morristown, New Jersey 07962-2075 (the "Trustee").

                                    RECITALS

         1. GREATE BAY HOTEL & CASINO INC. ("GBH&C"), trading as THE SANDS CASINO HOTEL, is a corporation organized under the laws of the State of New Jersey and is the holder of a plenary casino license under the New Jersey Casino Control Act, N.J.S.A. 5:12-1 to -190 (the "Act").

         2. GB Property Funding Corp., a Delaware corporation ("GBPF") and GBH&C are wholly-owned subsidiaries of GB Holdings, Inc., a Delaware corporation ("GB Holdings") (GB Holdings together with its subsidiaries and any successors or assigns of any thereof are referred to collectively herein as "GB Group").

         3. GBH&C owns the Sands Hotel and Casino located in Atlantic City, New Jersey (the "Casino").

         4. GBPF was organized during September 1993 as a special purpose subsidiary of GB Holdings for the purpose of borrowing funds through the issuance of bonds, which were unconditionally guaranteed by GBH&C and GB Holdings.

         5. Larch and Cyprus are the owners of certain Guaranteed First Mortgage Notes of GBPF (hereinafter "GBPF Bonds" as further defined hereafter).

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         On January 5, 1998,  GB Holdings,  GBPF and GBH&C each filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Court"). On June 1, 1999, GB Holdings, GBPF and GBH&C filed with the Court a plan of reorganization
and  disclosure   statement   which  provides  for,  among  other  things,   the
distribution to holders of GBPF Bonds of $80 million, principal amount of new First Mortgage Notes and one hundred (100) percent of the new Common Stock of GB Holdings. The plan requires confirmation by the Court and approval by the New Jersey Casino Control Casino Commission (the "Casino Commission"). 6. Cyprus and Larch desire to obtain certain licenses that will permit them to own, operate and manage the Casino, upon their possible attainment of a potential controlling interest in GBH&C. 7. The Applicants will be required to qualify under the Act as holding and/or intermediary companies of GB, a New Jersey casino licensee.

8. The interim casino authorization provisions of the Act, N.J.S.A. 5:12-95.12 through 95.16 inclusive ("ICA") require that every application for qualification under the ICA be accompanied by a fully executed and approved trust agreement meeting the requirements of the ICA.

9. The Applicants have determined that it is in their best interests to submit a trust agreement that complies with the requirements of the ICA as a required part of their application for interim authorization and qualification pursuant to the ICA.

10. The Applicants and the Trustee recognize in general and without limitation that the following are the purposes of an ICA Trust Agreement:

         a. to designate a person qualified to casino key licensure standards, except for residency and casino experience, to hold all property owned by the Applicant related to GB,

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including that currently owned by the Applicant and any hereafter acquired by the Applicant, by any means;

         b. to ensure after an occurrence of an "ICA Event," as that term is hereinafter defined, that a Trustee, who has been qualified by the New Jersey Casino Control Commission (the "Commission"), shall exercise all rights attendant to the property that is the subject of this Trust, and that the Trustee shall act independently of the Applicant;

         c. to ensure after the occurrence of an ICA Event that (i) the Applicant shall have no right to participate in the earnings of the Trust
Property or receive any return on its investment, and (ii) the Applicant realizes nothing above the "Actual Cost" of the "Trust Property," as those terms are defined by this Agreement, until such time the Applicant is found qualified by the Commission or as may be otherwise permitted by the Commission in accordance with the Act and this Agreement;

         d. to establish mechanisms for the expeditious disposition of the Trust Property that is the subject of this Trust in the event that the Applicant is found unqualified by the Commission; and

         e. to interpret the Agreement to carry out all of the policies of the Act, including the ICA, and the regulations promulgated under the Act.

11. The Trustee satisfies the qualification criteria applicable to him under the ICA.

12. The Trustee has indicated that he is willing and able to serve as the Applicant's Trustee pursuant to a trust agreement that meets the requirements of the ICA.

         NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING PREMISES AND MUTUAL AGREEMENTS AND COVENANTS HEREINAFTER CONTAINED, THE PARTIES AGREE AS FOLLOWS:

     1. Definitions.

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         a.  "Actual  Cost"  shall  mean  the  cost of all  debt  securities  or securities into which they may be converted, reduced by any return obtained by the Applicant on the Trust Property, regardless of whether such return is in the form of dividends, interest, or any other payment, including proceeds of any partial or total sale of Trust Property permitted by this Agreement, and regardless of whether any such return occurred before or after the execution of this Agreement.

         b. "ICA Event". An ICA Event shall be deemed to have occurred on:

               1. A denial of interim authorization of the Applicant by the Commission under the ICA; or

               2. A finding by the Commission, after interim authorization has been granted to the Applicants by the Commission, that reasonable cause exists to believe that the Applicants or any individual required to be qualified in connection with the qualification of the Applicants may be found unqualified and a stay of the effect of either one or both of these findings is not granted by either the Commission or a court of competent jurisdiction.

         c. "Trust Property" shall mean all of the Applicants' present and future right, title, and interest in the Guaranteed First Mortgage Notes of GBPF ("GBPF Bonds"), bearing interest at 10 7/8% per annum, due and payable January 15, 2004, and all Proceeds thereof.

         d. "Proceeds" shall mean any and all cash, property, securities, rights or other proceeds which the holder of GBPF Bonds receives in respect thereof or in exchange therefor, whether or not in connection with the reorganization at GB Group under Chapter 11 of the United States Bankruptcy Code and/or in connection with any recapitalization of GB Group.

     2. Transfer Of Trust Property. On the execution of this Agreement, the Applicants shall transfer all of their present and future right, title and interest in the Trust Property to the


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Trustee,  subject to the terms and  conditions  and for the use and  purposes of this Agreement. The Applicants give to the Trustee, now and hereafter, all powers necessary to carry out his duties and responsibilities under this Agreement. Subject to the provisions of the Act and this Agreement, the Applicants shall be the beneficiaries of the Trust.

     3. Trustee's Acceptance Of The Trust. The Trustee accepts the Trust Property and agrees to hold the Trust Property, subject to the terms and conditions of this Agreement.

     4. Fiduciary Duty Of Trustee.

                  a. Pre-ICA Event. Except as otherwise provided herein, prior to the occurrence of an ICA Event, the Trustee shall be required to follow the Applicants' instructions regarding the holding and management of the Trust Property pursuant to the terms of this Agreement.

                  b. Post-ICA Event. After the occurrence of an ICA Event, the Trustee shall exercise his rights and powers and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     5. Duties Of The Trustee. Upon execution of this Agreement, the Trustee shall have the duty (a) to provide the issuer of the Trust Property with an executed copy of this Agreement, (b) to take all necessary steps to have all of the Applicants' interest in the Trust Property transferred to his name, (c) to have that transfer duly recorded on the register and records of the issuer, and
(d) to ascertain any payments with respect to the Trust Property that have been made to the Applicants prior to the execution of this Agreement. The parties recognize and agree that the purpose of this Agreement is to allow the Applicants to comply with the ICA, and to that end some of the duties and responsibilities of the Trustee under this Agreement relating to the control and management of the Trust Property may change from

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time to time, as provided in this Agreement, to ensure the Applicants' continued
compliance with the requirements of the ICA.

     6. Duties of the Applicant. The Applicants shall notify the Trustee immediately on the occurrence of an ICA Event.

     7. Applicants' Right To Instruct Trustee Regarding Management Of Trust Property. Except as otherwise provided in this Agreement and prior to the occurrence of an ICA Event, the Trustee shall be subject to and fully comply with the instructions of the Applicants as the Applicants' agent for the holding and management of the Trust Property. Unless and until an ICA Event occurs, and subject to the terms of this Agreement, the Trustee shall follow all of the Applicants' instructions regarding the holding and management of the Trust Property, and the Applicants shall have all of the rights afforded them by the Trust Property including, by way of illustration and not limitation, the right to sell or distribute all or any part of the Trust Property and to vote any securities that are part of the Trust Property, subject to the requirements of the ICA. Prior to the occurrence of an ICA Event, the Trustee may distribute any funds received in connection with the Trust Property to the Applicants, or to any third party, subject to the terms of Section 19 of this Agreement; provided that, unless the Trust Agreement is terminated in accordance with Section 23 of this Agreement, the Trustee shall not distribute any amount that exceeds the Actual Cost of the Trust Property without the approval of the Commission.

         All instructions from the Applicants to the Trustee shall be in writing, with a copy of the instructions to be furnished to the Commission and the Division.

     8. Qualification Of Trustee.

                  a. The Trustee warrants and represents that he meets all of the criteria necessary to qualify as a casino key employee, except for residency and casino experience,

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under the Act and that he shall continue to meet such criteria throughout the duration of this Agreement.

                  b. The Trustee agrees that if he commits an act or becomes aware of any information that would cause a reasonable person to believe that he will ultimately not be able to meet the qualification criteria required of a casino key employee under the Act, he will notify the Applicants, the Commission, and the Division within two (2) business days of becoming aware of such information, in a writing that sets forth the details of his action or knowledge. The Trustee further agrees that if he becomes aware of any information that would cause a reasonable person to believe that the Applicants have violated or will violate the terms of the Act or this Agreement, he will immediately notify the Commission and the Division.

     9. Removal Of Trustee. The Applicants shall have the right to petition the Commission on an emergent basis to remove the Trustee immediately from his position as Trustee under this Agreement, for cause, and to replace him with a qualified Successor Trustee, as that term is defined in this Agreement.

     10. Resignation Of Trustee. The Trustee shall have the right to resign as Trustee under this Agreement on ten (10) days' notice to both the Applicants and the Commission; provided, however, that the resignation by the Trustee shall not be effective unless and until a Successor Trustee has been appointed, installed, and approved by the Commission.

     11. Successor Trustee. The Applicants may at any time propose a Successor Trustee, subject to the approval of the Commission. If no such Successor Trustee is proposed within five (5) business days of the death, disability, disqualification, resignation, or removal of the Trustee pursuant to this Agreement, the Commission shall be empowered to appoint as Successor Trustee any qualified person. The Successor Trustee shall promptly execute and deliver to the Applicants and the Commission a copy of this Trust Agreement.

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On the  death,  disability,  disqualification,  resignation,  or  removal of the
Trustee pursuant to this Agreement, the Trust Property shall be transferred to the Successor Trustee, and he shall hold the Trust Property subject to the terms of this Agreement.

     12. Liability Of Trustee. The Trustee shall incur no responsibility to the Applicants, as holder of Trust Property, Trustee, or otherwise, except in instances in which an action or omission constitutes gross negligence or willful misconduct. The Trustee shall serve without bond .

     13. Records. The Trustee agrees to keep records of all of his business and transactions as Trustee. These records shall include a detailed listing of the time spent by the Trustee in attending to trust business and the expenses incurred in connection with such business. The Trustee shall send the Applicants a monthly statement that lists every transaction made by the Trustee and the time spent and expenses incurred by him in completing each transaction in the month previous to the date of the statement.

     The Trustee agrees to make his records available to the Division and Commission. The Applicants expressly consent to the Trustee allowing the Division and Commission to view the Trustee's records of his transactions and business as Trustee.

     14. Compensation Of Trustee. On approval by the Commission, the Applicants shall pay the Trustee the sum of $25,000.00 on the execution of this Agreement, and the sum of $25,000.00 on the termination of this Agreement; provided, however, that the Trustee shall forfeit this final payment if the Commission directs his removal for cause, which shall include the following by way of illustration and not limitation:

                  a.       Disqualification under the Act;
                  b.       Mental incapacity;
                  c. Prior to the occurrence of an ICA Event, continued neglect, after notice from the Applicants, of any of his duties and responsibilities under this Agreement; and

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                  d.       Breach of his fiduciary duty as set forth in this
Agreement. On approval by the Commission, the Applicants shall pay the Trustee $350.00 per hour for all time spent reasonably by the Trustee in administering the trust business and the Applicants shall reimburse the Trustee for all reasonable expenses incurred in fulfilling his duties under this Agreement, including the retention of any necessary financial and/or legal advisors. Expenses incurred by the Trustee in remaining qualified under the Act shall be deemed to be reasonable expenses incurred in his fulfilling duties under this Agreement.

     15. Indemnification Of Trustee. The Applicants agree to indemnify and hold harmless the Trustee to the fullest extent permitted by law from and against all taxes (other than taxes based on income), suits, actions, claims, losses, damages, expenses (including reasonable legal fees), penalties, assessments, liabilities, or other charges incurred by or assessed against the Trustee arising out of any action or omission in connection with the performance of his duties under this Agreement, except in instances in which an action or omission constitutes gross negligence or willful misconduct. The rights of the Trustee under this Section 15 shall survive the termination of this Agreement regardless of whether any taxes (other than taxes based on income), suits, actions, claims, losses, damages, expenses, penalties, assessments, liabilities, or other charges are incurred or assessed prior or subsequent to the termination of this Agreement.

     16. Trustee Control Over The Trust Property. If an ICA Event occurs, the Trustee shall exercise all rights incident to the ownership of the Trust Property, and shall be vested with all powers, authority, and duties necessary to the unencumbered exercise of such rights, as provided in N.J.S.A. 5:12-130.1 through 130.11, inclusive, and the Applicants shall have no right to receive any return on its investment in excess of its Actual Cost after an ICA Event has occurred. Except as otherwise provided herein, there shall be no communication 9 between the Applicants and the Trustee after an ICA Event occurs, unless prior approval has been received from the Commission for such communications to take place. The Trustee agrees to adhere to the provisions of this Agreement and, among other things, the following guidelines in exercising his powers under this
Section 16 following the occurrence of an ICA Event:

               a. Investment Of Funds. The Trustee agrees to place any funds received on account of the Trust Property in bonds or other obligations, maturing in not more than 180 days, that as to principal and interest constitute direct obligations of, or are unconditionally guaranteed by, the United States of America;

               b. Voting Rights. The Trustee shall have the unencumbered right to vote any securities that are part of the Trust Property; and

               c. Notification. The Trustee agrees to notify the Division and Commission in writing of any action he takes pursuant to subsections (a) and (b) of this Section 16 within two (2) business days of his having taken such action. The Trustee shall report to the Division and Commission any attempt by the Applicants to influence or exercise control over his actions following the occurrence of an ICA Event.

     17. Applicants' Discretion Regarding Trust. If an ICA Event shall not have then occurred, the Applicants shall have the right, in their sole discretion, to declare that the Trustee shall have the rights and powers over the Trust Property contained in Section 16 of this Agreement. The Applicants shall exercise their right to have the Trustee assume the powers over the Trust
Property contained in Section 16 by sending a written notice to the Trustee requesting that he assume such a role. If the Applicants make such a request, the Trustee agrees to notify the Division and Commission of the Applicants' request and of his assumption of the powers over the Trust Property contained in
Section 16.

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     18. Restoration Of Applicant Control. If the Trustee has assumed the powers over the Trust Property contained in Section 16 because of an election made by the Applicants under Section 17, the Applicants shall have the right to resume control over the Trust Property consistent with Sections 3(a) and 6 by sending the Trustee, the Commission, and the Division notice of their intent to do so five (5) business days before it resumes control.

     19. Applicants' Right To Petition The Commission To Direct The Trustee To Sell The Trust Property Prior To A Determination Regarding Qualification. After the occurrence of an ICA Event and prior to a determination by the Commission of the Applicants' qualification under the Act, the Applicants shall have the right to petition the Commission to direct the Trustee to dispose of the Trust Property, or any part thereof, in accordance with the terms of the ICA. After a sale or other transfer pursuant to this Section 19 of this Agreement, the Applicants may petition the Commission to direct the Trustee to distribute any consideration received for the sold or transferred Trust Property, up to but not exceeding the Actual Cost of the Trust Property to the Applicant. The Applicants may similarly petition the Commission to direct the Trustee to distribute any earnings or return received by the Trustee in connection with the Trust Property prior to the occurrence of an ICA Event, up to but not exceeding the Actual Cost of the Trust Property unless approval of the Commission is obtained or the Trust Agreement is terminated in accordance with Section 23 of the Agreement.

     20. Trustee's Duties On A Finding That The Applicants Are Qualified. After a determination by the Commission that the Applicants are qualified, the Trustee shall, not later than the business day next following being informed of the determination, transfer the Trust Property to the Applicants or an assignee to which their rights under this Agreement are assigned pursuant to Section 25 of this Agreement.

     21. Trustee's Duties On Applicants' Disqualification. If the Commission denies qualification to the Applicants, the Trustee shall endeavor and be authorized to sell, assign,


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convey,  or  otherwise  dispose  of all  property  subject  to the Trust to such person(s) as shall be appropriately licensed or qualified or shall obtain interim casino authorization in accordance with the Act. The disposition of Trust Property by the Trustee shall be completed within 120 days of the denial of qualification, or within such additional time as the Commission may for good cause allow, and shall be conducted in accordance with the provisions of N.J.S.A. 5:12-130.1 through -130.11, inclusive, except that the proceeds of such disposition shall be distributed to the Applicants only in an amount not exceeding the Actual Cost of the Trust Property, and any excess remaining proceeds shall be paid to the Casino Revenue Fund, as defined by N.J.S.A. 5:12-145.

     22. Rights of the Trustee. The Trustee shall have no duties or responsibilities except those expressly set forth herein. The Trustee may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement, or other instrument that is authorized or permitted by this Agreement and that he believes to be genuine and to have been signed or presented by a proper person or persons. As a condition to the taking, suffering, or omitting of any action by him hereunder, the Trustee may consult with counsel, and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by him hereunder in good faith and in reliance thereon.

     23. Termination Of Agreement. This Agreement and the trust that it creates shall terminate automatically on the transfer of the Trust Property and any funds acquired in connection therewith to the Applicants following the qualification of the Applicants under the Act, or on approval by the Commission of an application to terminate the Agreement.

     24. Benefits of Agreement. Nothing in this Agreement, expressed or implied, shall give to any person, other than the parties hereto and their successors hereunder and the

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Commission and Division, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

     25. Assignability. The Applicants shall have the right to assign their rights under this Agreement, but only with the prior approval of the Commission.

     26. Amendment; Waiver. This Agreement may not be amended, modified, or supplemented, nor may any provisions of this Agreement be waived, discharged, or revoked, without the prior written consent of the Applicants and the Trustee. No amendment, modification, or supplement to this Agreement shall be effective without the prior approval of the Commission after notice to the Commission and Division of any proposed amendment, modification, or supplement.

     27. Headings. The various headings of the Sections of this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

     28. Invalidity. The invalidity of any provision of this Agreement shall not be deemed to impair or affect in any manner the validity or enforceability of the remainder of this Agreement.

     29. Notices. Any notice or other communication required to be given under this Agreement shall be given by telephone, telex, facsimile, or other similar means of electronic communication and by a writing sent by Federal Express or any equivalent overnight delivery service. Notice shall be deemed to be given on transmission or on its being delivered to Federal Express or any other acceptable overnight delivery service. The numbers and addresses for providing notice under this Agreement shall be those contained in Exhibit A to this Agreement. The numbers and addresses used for providing notice under this Agreement may be changed by giving notice pursuant to this Section 29 of this Agreement.

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     30. Counterparts.  This Agreement may be executed in counterparts,  each of which when executed and delivered shall be an original and both of which together will constitute the same Agreement.

     31. Variations In Pronouns. All pronouns and any variations thereof refer to the masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

     32 Waivers. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, or privilege hereunder, nor any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     33. Governing Law. The parties agree that this Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, including the Casino Control Act, N.J.S.A. 5:12-1 to -190, and the regulations promulgated thereunder, and nothing herein shall be construed to limit the rights of the Commission or Division to take any action required or permitted by law.

     34. Effective Date Of Trust. The Trust instituted by this Agreement shall become effective on the execution of this Agreement by the parties and final approval of the Agreement by the Commission and delivery of all necessary documents and Trust Property in accordance with the terms of this Agreement.

     35. Exhibits. The following Exhibits are attached to this Agreement and are made an integral part hereof. A. Addresses and Telephone Numbers for Notice.

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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                        LARCH, LLC

                                        By:
                                            Carl C. Icahn, President

                                        CYPRUS, LLC

                                        By:
                                            Carl C. Icahn, President

                                        TRUSTEE


                                            Honorable Robert L. Clifford




















              [Trust Agreement - Greate Bay Hotel & Casino, Inc.]

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                               Exhibit A - Notice

Trustee  Honorable Robert L. Clifford
                  McElroy, Deutch & Mulvaney
                  1300 Mt. Kemble Avenue
                  P.O. Box 2075
                  Morristown, NJ  07962-2075

Applicant         Carl C. Icahn
                  767 Fifth Avenue, 47th Floor
                  New York, NY  10153
                  Telephone:  (212)702-4333
                  Telecopier:  (212)750-5807

                  With a copy to:

                  Sterns & Weinroth, A Professional Corporation
                  50 West State Street
                  P.O. Box 1298
                  Trenton, NJ  08607-1298
                  Telephone:  (609)392-2100
                  Telecopier:  (609)392-7956
                  Attention:  Paul M. O'Gara, Esquire

                  and

                  Berlack, Israels & Liberman, LLP
                  120 West 45th Street
                  New York, NY 10036
                  Telephone:  (212)704-0100
                  Telecopier:  (212)704-0196
                  Attention:  Edward S. Weisfelner, Esquire

                  Marc Weitzen, Esq.
                  Gordon, Altman, Butowsky
                  Weitzen, Shalou & Wein
                  114 West 47th Street
                  20th Fl.
                  New York, NY  10036-1510

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New Jersey Casino Control Commission

                  John R. Zimmerman, General Counsel
                  Casino Control Commission
                  Tennessee Avenue and The Boardwalk
                  Arcade Building
                  Atlantic City, New Jersey  08401
                  Telephone:  (609) 441-3768
                  Telecopier:  (609) 441-3747

                  Leonard DiGiacomo, Assistant General Counsel
                  Casino Control Commission
                  Tennessee Avenue and The Boardwalk
                  Arcade Building
                  Atlantic City, NJ  08401
                  Telephone:  (609) 441-3768
                  Telecopier:  (609) 441-3747


New Jersey Division of Gaming Enforcement

                  John P. Suarez, Director
                  Division of Gaming Enforcement
                  140 East Front Street
                  CN-047
                  Trenton, New Jersey  08625
                  Telephone:  (609) 292-9394
                  Telecopier: (609) 633-7355

                  Denis Dooley II, Deputy Attorney General
                  Division of Gaming Enforcement
                  140 East Front Street

                  CN-047
                  Trenton, New Jersey  08625
                  Telephone:  (609) 292-9394
                  Telecopier:  (609) 633-7355


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